Exhibit 99.1
                                                                    ------------


             [LETTERHEAD OF MEDICAL STAFFING NETWORK HOLDINGS, INC.]


Contact: Robert J. Adamson
         President and Chief Executive Officer
         (561) 322-1303

                    MEDICAL STAFFING NETWORK HOLDINGS TO TAKE
             SPECIAL ONE-TIME CHARGE RESULTING FROM NATIONAL CENTURY
                        FINANCIAL ENTERPRISES' BANKRUPTCY

Boca Raton, Fla. (January 31, 2003) - Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading medical staffing company and the largest provider of per diem nurse staffing services in the nation, announced today that, due to a hospital client bankruptcy resulting from the well-publicized collapse of National Century Financial Enterprises, Inc., the Company will take a one-time charge of approximately $3.8 million. The bankrupt client facility, Greater Southeast Community Hospital, is a subsidiary of Doctors Community HealthCare Corp., which was forced into bankruptcy following the collapse of National Century Financial Enterprises, Inc. The $3.8 million charge fully reserves against the outstanding trade receivables owed to Medical Staffing Network by Doctors Community HealthCare Corp. and will be reflected in the Company's fourth quarter reported earnings.

Robert Adamson, president and chief executive officer of Medical Staffing Network Holdings, commented, "The high profile bankruptcy of National Century Financial Enterprises, Inc., a healthcare financing company, has resulted in the subsequent bankruptcy of at least 15 healthcare providers that relied on them for operating funds secured by their trade receivables. Unfortunately, one of our clients, Greater Southeast Community Hospital in Washington, D.C., fell victim to the consequences of National Century's collapse. We had expected to have clarity with respect to the terms of the resolution of the outstanding balance by the end of January. We have now been advised that the complexity of this bankruptcy is compounded by the National Century bankruptcy, resulting in a delay in the timely resolution of the matter.

"Greater Southeast is a long-time client of ours, and we will continue to work with them through this difficult time, providing the majority of their per diem nurse staffing. We receive weekly payments for our post-petition services. Up until the time of the bankruptcy, Greater Southeast had been paying us within their traditional payment terms."


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Kevin Little, chief financial officer of Medical Staffing Network Holdings, added, "Consistent with our historical accounting practice, we fully reserve against outstanding receivables of bankrupt entities unless a resolution or payment schedule is agreed to in a short period following the bankruptcy filing. The fact that we are fully reserving against this balance does not restrict our ability to recover the balance owed and will not diminish the vigor with which we pursue collection of the entire balance."

Adamson concluded, "Demand for temporary healthcare staff remains robust, and absent this one time charge taken in the fourth quarter, our business remains on target to meet our previously disclosed earnings expectations. Although the uncertainty of payment is a burden, we do not anticipate this matter negatively impacting our ongoing operations. As such, we are reiterating our previous guidance for 2003 of net income per diluted share of between $0.91 and $0.93 on revenue growth ranging from 23% to 26% as compared with 2002."

Medical Staffing Network Holdings, Inc. will report its earnings for the fourth quarter and year ended December 29, 2002, after the market closes on Tuesday, February 18, 2003.

Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company owns and operates the country's most extensive network of healthcare staffing branches consisting of over 180 offices in 44 states. The Company also provides travel nurse and physician staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians. For more information on the Company, visit www.msnhealth.com.

The statements in this press release, which are not historical facts, are forward-looking statements. These forward-looking statements involve risks and uncertainties that could render them materially different. Forward-looking statements are typically statements that are preceded by, followed by or include the words "believes," "plans, "intends," "will," "expects," "anticipates," or similar expressions. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The forward-looking information in this release reflects management's judgment only on the date of this press release. The Company undertakes no responsibility to publicly update the forward-looking statements contained in this press release.